As filed with the Securities and Exchange Commission on June 13, 2001
Registration No. 333-61874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment  No. 1

to

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State of incorporation)	(I.R.S. Employer Identification No.)

Samuel T. Spadafora
Chordiant Software, Inc.
President, Chief Executive Officer and Chairman of the Board
20400 Stevens Creek Blvd., Suite #400
Cupertino, CA 95014
(408) 517-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nancy H. Wojtas, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94036
(650) 843-5000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Dated June 13, 2001

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

CHORDIANT SOFTWARE, INC.

1,773,547 shares of Common Stock

These shares of common stock are being offered by ActionPoint, Inc, the selling stockholder identified in this prospectus. We issued the shares to the selling stockholder in connection with the purchase of certain assets from Action Point, Inc. on May 17, 2001. The selling stockholder may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 13. We will not receive any portion of the proceeds from the sale of these shares.

The selling stockholder may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933.

The selling stockholder may sell its shares of our common stock in one or more transactions on the Nasdaq National Market at prevailing market prices or at privately negotiated prices. The selling stockholder may sell its shares of our common stock directly or through agents, brokers, dealers or underwriters. The selling stockholder will pay for underwriting discounts and selling commissions related to the sale of shares. We will pay for all other expenses related to such sales.

Our common stock is quoted on the Nasdaq National Market under the symbol "CHRD."

On June 12, 2001, the last sale price of our common stock on the Nasdaq National Market was $3.45 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state Securities Commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

Chordiant and the Chordiant logo are registered trademark of Chordiant Software, Inc. This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are property of their respective owners.

June 13, 2001.

WHERE YOU CAN FIND MORE INFORMATION

Our annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you may also inspect and copies these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" other information that we file or have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later file with the SEC will automatically update and replace the information in this prospectus. We incorporate by reference the documents listed below:

  Our Annual Report on Form 10-K for the year ended December 31, 2000;
  Our Definitive Proxy Statement dated April 20, 2001 filed in connection with our 2001 Annual Meeting of Stockholders;
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
  Our Current Reports on Form 8-K, filed with the SEC on March 10, 2000, August 3, 2000 (as amended on October 3, 2000), January 17, 2001, April 10, 2001 and June 5, 2001;
  The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on February 7, 2000; and
  Any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, until the selling stockholder has sold all of the securities that we have registered with the registration statement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Chordiant Software, Inc.

Attention: Investor Relations

20400 Stevens Creek Blvd., Suite 400

Cupertino, CA 95014

(408) 517-6100

SUMMARY

This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

This summary does not contain all the information you should consider before buying shares in the offer.

The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this prospectus or incorporated by reference in this prospectus. The entire prospectus should be read carefully.

THE COMPANY

We provide a customer relationship management (CRM) software infrastructure solution for customer relationship marketing, service, sales, knowledge management and real-time transactions across multiple communication channels. We believe our solution enables companies, who depend upon and value their customer relationships, to bolster customer retention and build long-term, profitable relationships with customers. Our primary target market includes companies with demanding customer relationships involving a large number of individual customers with complex customer relationships that require high levels of personalized services. Our customers include global companies in the financial services, telecommunications, retail and integrated travel services industries. Our solution seeks to fulfill the requirements these companies have for an enterprise-wide CRM software infrastructure solution capable of servicing millions of individual customers across multiple communication channels in real-time.

We provide CRM infrastructure software and applications that we believe enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels. We have designed its products to integrate customer information from different data sources, generate business processes based on a customer's specific profile and request, and provide uniform service and data to customers across multiple communications channels. Our products are designed to enable companies to deliver appropriate offers and information to a targeted customer at the time of customer need. We believe that companies that use its products can increase the value derived from their customers through improved retention rates and linked selling opportunities that result from a personalized customer interaction.

We license our product and provide related services primarily through our direct sales organization, complemented by the selling and support efforts of systems integrators and partners. Our customers include multinational market leading business-to-consumer companies such as: Bank One International, Barclays Mercantile, British Sky Broadcasting, Canadian Tire Acceptance Limited, Direct Line Group Services Limited, First USA Bank, OnStar, a division of General Motors, Lloyds TSB Bank, Metropolitan Life Insurance Company and Thomas Cook Global Services.

Our objective is to continue to provide innovative e-business infrastructure software that enables a company to offer its customers personalized interactions across multiple communication channels.

Our principal executive offices are located at 20400 Stevens Creek Blvd., Suite 400, Cupertino, CA 95014, and our telephone number is (408) 517-6100. Our internet address is www.chordiant.com. The information on our web site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our shares involves a high degree of risk. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should not make an investment in these shares if you cannot afford to lose your entire investment. Before purchasing these shares, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the shares of common stock offered by this prospectus.

Risks Related to our Business

Our short operating history makes it difficult to evaluate our prospects and our future financial performance may disappoint investors which may result in a decline in our stock price.

You must consider our prospects given the risks, expenses and challenges we might encounter because we are is at an early stage of development and growth in a new and rapidly evolving market. Until September 1997, we were engaged primarily in the research and development of its software products. We licensed our first product in September 1997 and our sales and service organizations are relatively new and still growing. Due to our short operating history, our future financial performance is not predictable and may disappoint investors and result in a substantial decline in our stock price. The revenue and income potential of our products are unproven.

We expect to continue to incur losses and may not achieve or maintain profitability, which may cause our stock price to decline.

We incurred net losses of $9.7 million for the three months ended March 31, 2001, and $35.4 million for the year ended December 31, 2000. As of March 31, 2001, we had an accumulated deficit of $107.6 million. We expect to continue to incur losses on both a quarterly and annual basis at least through 2001. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses and expenses to establish additional sales offices domestically and internationally, and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we can sustain this growth or that it will generate sufficient revenues to achieve profitability.

Our operating results fluctuate significantly and an unanticipated decline in revenues may disappoint investors and result in a decline in our stock price.

Our quarterly revenues will depend primarily upon product implementation by its customers. We have historically recognized most of the company's license and services revenue using the percentage-of-completion method using labor hours incurred as the measure of progress towards completion of implementation of our products and we expect this practice to continue. Thus, delays in implementation by our customers and system integration partners will reduce our quarterly revenue. Historically, a substantial portion of new customer orders have been booked in the third month of the calendar quarter, with a concentration of these bookings in the last two weeks of the third month. We expect this trend to continue and, therefore, any failure or delay in bookings would decrease our quarterly deferred revenue. If our revenues or operating margins are below the expectations of any securities analysts that may analyze us, or investors, our stock price is likely to decline.

We have limited experience with large-scale deployments of our Intelligent Customer Interaction Management ("ICIM") platform suite and if our products do not successfully operate in a company-wide environment, we may lose sales and suffer decreased revenues.

If existing customers have difficulty deploying our products or choose not to fully deploy the products, particularly in large-scale deployments, it could damage our reputation and reduce revenues. Our success requires that the company's products be highly scalable, or able to accommodate substantial increases in the number of users. To date, we have several medium-scale ICIM platform deployments, but as yet, no large-scale ICIM platform deployments have been operating at any customer site and our products are currently being used by only a limited number of users. Our products are expected to be deployed on a variety of computer hardware platforms and to be used in connection with a number of third-party software applications by personnel who may not have previously used application software systems or our products. These deployments present very significant technical challenges, which are difficult or impossible to predict.

Failure to successfully customize or implement our products for a customer could prevent recognition of revenues, collection of amounts due or cause legal claims by the customer.

If a customer is not able to customize or deploy our products successfully, the customer may not complete expected product deployment, which would prevent recognition of revenues and collection of amounts due, and could result in claims against us. We have, in the past, had disputes with customers concerning product performance. One dispute, from a 1995 consulting agreement, resulted in a settlement following contractually-required mediation. Another dispute, from a 1997 product license, resulted in a settlement following litigation. Another dispute, from a product license and related service agreements, was resolved in April, 2001.

Our primary products have a long sales and implementation cycle, which makes it difficult to predict our quarterly results and may cause operating results to vary significantly.

The period between initial contact with a prospective customer and the implementation of our products is unpredictable and often lengthy, ranging to date from three to twenty-four months. Thus, deferred revenue could vary significantly from quarter to quarter. Any delays in the implementation of our products could cause reductions in our revenues. The licensing of our products is often an enterprise-wide decision that generally requires us to provide a significant level of education to prospective customers about the use and benefits of our products. The implementation of our products involves significant commitment of technical and financial resources and is commonly associated with substantial implementation efforts that may be performed by us, by the customer or by third-party system integrators. Customers generally consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability.

Because a small number of customers account for a substantial portion of our software license revenues, our revenues could decline if we lose a major customer.

We derive a significant portion of our software license revenues in each quarter from a limited number of customers. Loss of a major customer in a particular quarter could cause a decrease in revenue, deferred revenues and net income. For the three months ended March 31, 2001, revenues from company B, company A and company C accounted for approximately 30%, 25% and 16% of our total net revenues, respectively. For the year ended December 31, 2000, revenues from company C, company B and company D accounted for 30%, 19% and 14% of our total net revenues, respectively. We expect that a limited number of customers will continue to account for a substantial portion of our revenues. As a result, if we lose a major customer, if a contract is delayed or cancelled, our revenues would be adversely affected. In addition, customers that have accounted for significant revenues in the past may not generate revenues in any future period. If this occurs, our failure to obtain new significant customers or additional orders from existing customers to materially affect our operating results.

Defects in our products could diminish demand for our products and result in decreased revenues, decreased market acceptance and injury to our reputation.

Errors may be found from time to time in our new or enhanced products after commencement of commercial shipments resulting in decreased revenues, decreased sales, injury to our reputation and/or increased warranty and repair costs. Although we conduct extensive product testing during product development, we have in the past discovered software errors in our products as well as in third party products, and as a result has experienced delays in the shipment of its new products. The latest version of our primary product suite was introduced in June 2000.

Our failure to maintain strong relationships with system integrators would harm our ability to market and implement our products and reduce future revenues.

Failure to establish or maintain relationships with systems integrators would significantly harm our ability to license our software products. System integrators install and deploy our products, in addition to those of our competitors, and perform custom integration of systems and applications. Some system integrators also engage in joint marketing and sales efforts with us. If these relationships fail, we will have to devote substantially more resources to the sales and marketing, implementation and support of our products than we would have to otherwise. Our efforts may also not be as effective as those of the system integrators, which could reduce revenues. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. A number of our competitors have stronger relationships with these system integrators and, as a result, these system integrators may be more likely to recommend competitors' products and services.

In particular, we have established a non-exclusive relationship with company C, a large system integrator and one of our stockholders. For the three months ended March 31, 2001 and the year ended December 31, 2000, approximately 16% and 30%, respectively, of our revenues were derived from customers for whom company C has been engaged to provide software and system integration services. Deterioration of our relationship with company C could have a material adverse effect on sales of our products.

To date, our sales have been concentrated in the financial services, travel and leisure, automotive and telecommunications markets and if we are unable to continue sales in these markets or successfully penetrate new markets, our revenues may decline.

Sales of our products and services in four markets -- financial services, travel and leisure, automotive and telecommunications -- accounted for 99% of total net revenues for the three months ended March 31, 2001 and 94% of total net revenues for the year ended December 31, 2000. We expect that revenues from these four markets will continue to account for a substantial portion of our total net revenues in 2001. If we are unable to successfully increase penetration of our existing markets or achieve sales in additional markets, or if the overall economic climate of our target markets deteriorates, our revenues may decline.

Low gross margin in services revenues could adversely impact our overall gross margin and income.

Our gross margin in services revenues has historically been negative. Although service revenues gross margins are now positive, they still have lower gross margins than our license revenues. As a result, an increase in the percentage of total net revenues represented by services revenues, or an unexpected decrease in license revenues, could have a detrimental impact on our overall gross margins. We anticipate that service revenues will continue to represent over 40% of total net revenues. To increase services revenues, we must expand our services organization, successfully recruit and train a sufficient number of qualified services personnel, and obtain renewals of current maintenance contracts by our customers. This expansion could further reduce gross margins in our service revenues.

Because competition for qualified personnel is intense, we may not be able to retain or recruit personnel, which could impact the development and sales of our products.

If we are unable to hire or retain qualified personnel, or if newly hired personnel fails to develop the necessary skills or fails to reach expected levels of productivity, our ability to develop and market our products will be weakened. Our success depends largely on the continued contributions of our key management, engineering, sales and marketing and professional services personnel, including Samuel T. Spadafora, our chairman of the board of directors and chief executive officer and Stephen Kelly, our president and chief operating officer. Except for our chief executive officer and president and chief operating officer, we do not have employment agreements with any of our key personnel. We have experienced turnover in our key personnel in the recent past.

In particular, our ability to increase our sales will depend on our ability to recruit, train and retain top quality sales people who are able to target prospective customers' senior management, and who can productively generate and service large accounts. There is a shortage of qualified sales personnel and competition for such personnel is intense, particularly in the Silicon Valley, where our principal offices are located, and in the markets in which we compete.

We depend on technology licensed to us by third parties, and the loss or inability to maintain these licenses could prevent or delay sales of our products.

We license technology from several software providers that is incorporated in our products. In particular, we license Forte Tool and related Forte products from Forte Software, Inc., a Sun Microsystems, Inc. company. Our license agreement with Forte expires in September 2001, and can be extended upon agreement of the parties. We anticipate that we will continue to license technology from Forte and other third parties in the future. This software may not continue to be available on commercially reasonable terms, if at all. The loss of the Forte technology or other technology licenses could result in delays in the license of our products until equivalent technology, if available, is developed or identified, licensed and integrated into our products. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.

Defects in third party products associated with our products could impair our products' functionality and injure our reputation.

The effective implementation of our products depends upon the successful operation of third party products in conjunction with our products. Any undetected errors in these products could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. In the past, while our business has not been materially harmed, product releases have been delayed as a result of errors in third-party software and we have incurred significant expenses fixing and investigating the cause of these errors.

Our customers and system integration partners have the ability to alter our source code and inappropriate alterations could adversely affect the performance of our products, cause injury to our reputation and increase operating expenses.

Customers and system integration partners have access to our computer source code when they license our products and may alter the source code. Alteration may lead to implementation, operation, technical support and upgrade problems for our customers. This could adversely affect the market acceptance of our products, and any necessary investigative work and repairs could cause us to incur significant expenses and delays in implementation.

If we fail to introduce new versions and releases of our products in a timely manner, customers may license competing products and our revenues may decline.

If we are unable to ship or implement enhancements to our products when planned, or fails to achieve timely market acceptance of these enhancements, we may suffer lost sales and could fail to achieve anticipated revenues. A majority of our total revenues have been, and are expected to be, derived from the license of our primary product suite. Our future operating results will depend on the demand for these products by future customers, including new and enhanced releases that are subsequently introduced. If our competitors release new products that are superior to our products in performance or price, or if we fail to enhance our products and introduce new features and functionality in a timely manner, demand for our products may decline. We have in the past experienced delays in the planned release dates of new versions of our software products and upgrades. New versions of our products may not be released on schedule or may contain defects when released.

If our products do not operate with the hardware and software platforms used by our customers, customers may license competing products and our revenues will decline.

If our products fail to satisfy advancing technological requirements, the market acceptance of these products could be reduced. We currently serve a customer base with a wide variety of constantly changing hardware, software applications and networking platforms. Customer acceptance of our products depends on many factors such as:

  Our ability to integrate our products with multiple platforms and existing or legacy systems;
  Our ability to anticipate and support new standards, especially Internet and enterprise Java standards; and
  the integration of additional software modules and third party software applications with our existing products.

Our reliance on international operations may cause increased operating expenses and cause our net revenues to decline.

During the three months ended March 31, 2001, international revenues were $11.3 million or approximately 86% of our total net revenues. During the year ended December 31, 2000, international revenues were $25.8 million or approximately 77% of our total net revenues. We expect international revenues will continue to represent a significant portion of our total net revenues in future periods.

We have faced, and will continue to face, risks associated with:

  difficulties in managing our widespread operations;
  difficulties in hiring qualified local personnel;
  seasonal fluctuations in customer orders;
  longer accounts receivable collection cycles;
  expenses associated with products used in foreign markets;
  currency fluctuation;
  hedging activities; and
  economic downturns in international economies.

Any of these factors could have a significant impact on our ability to license products on a competitive and timely basis and adversely affect our operating expenses and net income.

Our international sales are both U.S. dollar and local currency denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets and could negatively affect our operating results and cash flows.

Expansion could be difficult and we may not achieve sales growth.

If we are unable to expand its operations and sales force, and build relationships with third parties on a timely basis, we may not achieve anticipated sales growth. We have expanded, and intend to continue expanding, our operations and enter additional markets. In addition to locations within the United States, we have offices in England, The Netherlands and Germany. With the acquisition of Prime Response, Inc., we have additional offices in France, Australia and Singapore. To increase our sales opportunities, we will need to further develop our sales, professional services and support organizations, and we will need to form additional relationships with system integration partners worldwide.

Our failure to successfully integrate our acquired companies and assets could prevent us from operating efficiently.

On July 19, 2000, we completed our acquisition of White Spider Software, Inc., an early stage software company that had completed development of a beta version of a knowledge management software product. Upon the closing date, White Spider became a wholly-owned subsidiary of ours.

On January 8, 2001, we entered into an agreement and plan of merger and reorganization with Prime Response Inc., a Delaware corporation, whose common stock was listed on the Nasdaq National Market under the symbol "PRME", pursuant to which we exchanged 0.60 shares of its common stock for each outstanding share of Prime Response common stock. On March 27, 2001, the stockholders of Prime Response approved the merger agreement and our stockholders approved the issuance of shares of our common stock to the stockholders of Prime Response. As of March 27, 2001, Prime Response is a wholly-owned subsidiary of ours. Prime Response is a provider of integrated relationship marketing software solutions.

On May 17, 2001, we acquired certain assets of ActionPoint, Inc., related to their Dialog Server business line. The Dialog Server business line comprised of products that combine XML schema (including extensions) with HTML (possibly augmented with custom attributes) and produce dynamic HTML (HTML with embedded Javascript) and that allows customers to deploy and maintain dynamic, personalized web interactions that consummate end-to-end business on the Internet. In connection with such acquisition, we hired 17 of ActionPoint's employees whose work relates to the Dialog Server business line.

Our business strategy includes pursuing opportunities to grow our business, both internally and through selective acquisitions and various types of business combinations. To implement this strategy, we may in the future be involved in additional merger and acquisition transactions. Acquisition transactions are motivated by many factors, including our desire to acquire skilled personnel, our desire to obtain new technologies and our desire to expand and enhance our product offerings. Growth through acquisitions has several identifiable risks including:

  difficulties associated with successfully integrating the previously distinct businesses into our organization;
  the substantial management time devoted to integrating the companies;
  the possibility that we might not be successful in retaining the employees of the acquired companies;
  undisclosed liabilities;
  the failure to realize anticipated benefits such as cost savings and synergies; and
  issues related to integrating acquired technology or content into our products and media properties, such as unanticipated expenses.

Realization of any of these risks in connection with any mergers or acquisitions we have entered into, or may enter into, could have a material adverse effect on our business, operating results and financial condition.

Competition in our markets is intense and could reduce our sales and prevent us from achieving profitability.

Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could reduce our future revenues. The market for our products is intensely competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. Our current competitors include:

  Internal information technology departments: In-house information technology departments of potential customers have developed or may develop systems that provide some or all of the functionality of our products. We expect that internally developed application integration and process automation efforts will continue to be a significant source of competition.
  Point application vendors: We compete with providers of stand-alone point solutions for Web-based customer relationship management and traditional client/server-based, call-center service customer and salesforce automation solution providers.

Many of our competitors have greater resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

If we are unable to protect our intellectual property, we may lose a valuable asset or incur costly litigation to protect our rights.

Our success and ability to compete depends upon our proprietary technology. We rely on trademark, trade secret and copyright laws to protect our intellectual property. We have no patents or patent applications. We ship source code to our customers and third party system integrators and partners are given access to it. Despite our efforts to protect our intellectual property, a third party could copy or obtain the source code to our software or other proprietary information without authorization and/or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology or duplicate our products.

We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause the diversion of our resources and may not prove successful. Our protective measures may prove inadequate to protect our proprietary rights. If we are unable to protect our intellectual property, we may lose a valuable asset or incur costly litigation to protect our rights.

If we become subject to intellectual property infringement claims, these claims could be costly and time-consuming to defend, divert management's attention and cause product delays, and have an adverse effect on our revenues and net income.

We expect that software product developers and providers of software in markets similar to our target markets will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products overlaps. Any claims, with or without merit, could be costly and time-consuming to defend, divert our management's attention, or cause product delays. We have no patents or patent applications that we could use defensively against any company bringing such a claim. If any of our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

Rising energy costs and power system shortages in California may result in increased operating expenses and reduced net income, and harm to our operations due to power loss.

California is currently experiencing an energy crisis and has recently experienced significant power shortages. As a result, energy costs in California, including natural gas and electricity, have risen significantly and may continue to rise over the next several months relative to the rest of the United States. Because our principal operating facilities are located in California, our operating expenses may increase significantly if this trend continues. In addition, a sustained or frequent power failure could disrupt our operations and the operations of our third party service providers, which would limit our ability to provide our products and services to our customers, harming our customer relationships, and having an adverse effect on our operating results.

Our stock price is subject to significant fluctuations.

Since our initial public offering in February 2000, the price of our common stock has fluctuated widely. We believe that factors such as the risks described herein or other factors could cause the price of its common stock to fluctuate, perhaps substantially. In addition, recently, the stock market, in general, and the market for high technology stocks in particular, has experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of our common stock.

Risks Related to this Offering

We expect the price of our common stock to be highly volatile and you may lose all or part of your investment.

Our common stock is quoted for trading on the Nasdaq National Market. The market price for our common stock may continue to be highly volatile for a number of reasons including:

  fluctuations in our quarterly or yearly operating results;
  our status as a technology company;
  the rapid pace of technological change;
  the uncertainty of our business transactions;
  the contents of news, security analyst reports or other information forums;
  changes in earnings estimates by analysts;
  market conditions in the industry;
  announcements by competitors;
  regulatory actions;
  general economic conditions; and
  broad market trends unrelated to performance.

In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may materially and adversely affect the market price of our common stock.

Our charter documents, and Delaware law, may inhibit a takeover or change in our control and this may reduce the market price of our shares.

Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. This may depress the value of our stock. Restrictive provisions include:

  establishment of a classified board of directors requiring that not all members of the board may be elected at one time;
  authorizing the issuance of preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;
  limitations on the ability of stockholders to call special meetings of stockholders; and
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates", "believes," "continue,", "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholder. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

All of the common shares registered for sale pursuant to this prospectus are owned by the selling stockholder. All of the shares offered by the selling stockholder were acquired in connection with our acquisition of certain assets of Action Point, Inc. The shares represent approximately 3.3% percent of our outstanding capitalization as of the date of this prospectus. The selling stockholder does not have a material relationship with us.

The following table sets forth certain information regarding the beneficial ownership of the common stock, as of June 11, 2001, of the selling stockholder. Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Percentage ownership is based on the total number of shares of our common stock outstanding as of June 11, 2001.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering		Shares Being Offered by this Prospectus
	Shares	Percent
ActionPoint, Inc	1,773,547	3.3%	1,773,547

We are registering the shares for resale by the selling stockholder in accordance with certain registration rights granted to the selling stockholder. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling stockholder will pay any fees and disbursements of its counsel, underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholder has agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The selling stockholder, or, subject to applicable law, its pledgees, donees, distributees, transferees or other successors in interest, may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

  ordinary brokers' transactions;
  transactions involving cross or block trades or otherwise on the Nasdaq National Market;
  purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;
  "at the market," to or through market makers, or into an existing market for our common stock;
  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
  through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
  in privately negotiated transactions; or
  to cover short sales.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholder also may sell shares short and deliver the shares to close out such short positions. The selling stockholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholder also may pledge the shares to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholder in amounts to be negotiated in connection with the sale. The selling stockholder and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

To the extent required, the following information will be set forth in a supplement to this prospectus:

  information as to whether underwriters who the selling stockholder may select, or any other broker-dealer, is acting as principal or agent for the selling stockholder;
  the compensation to be received by underwriters that the selling stockholder may select or by any broker-dealer acting as principal or agent for the selling stockholder; and
  the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934 during such time as it may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

We will not receive any of the proceeds from the selling stockholder's sale of our common stock.

This registration statement will remain effective until the earlier of (a) the date when all of the shares registered by this registration statement have been distributed to the public, or (b) one hundred twenty days from the effective date of this registration statement. In the event that any shares remain unsold at the end of such period, we may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.

LEGAL MATTERS

For the purpose of this offering, Cooley Godward LLP, Palo Alto, California is giving an opinion of the validity of the common stock offered by this prospectus.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Chordiant Software, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee $1,366

Legal fees and expenses $10,000

Accountants' fees $43,220

Miscellaneous $1,000

Total $55,586

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant's Amended and Restated Certificate of Incorporation and By- laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

In connection with this offering, the selling stockholder has agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling stockholder and contained herein up to a maximum of the net proceeds received by the selling stockholder from the sale of its shares hereunder.

Item 16. Exhibits

Exhibit No.            Description of Document

4.11                        Registration Rights Agreement, dated May 17 2001, by and between Chordiant Software, Inc. and ActionPoint, Inc.

5.1                          Opinion of Cooley Godward LLP.

23.1                        Consent of PricewaterhouseCoopers LLP.

23.2                        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.11                      Power of Attorney. See signature page.

 _____________________

1 Previously filed.

Item 17. Undertakings

 The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cupertino, State of California, this 13th day of June, 2001.

Chordiant Software, Inc.

(Registrant)

By:	/s/ Samuel T. Spadafora

Samuel T. Spadafora
Chairman and Chief Executive Officer
(Principal Executive Officer)

 POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel T. Spadafora	Chief Executive Officer, and Director (Principal Executive Officer)	June 13, 2001
Samuel T. Spadafora
/s/ Steve G. Vogel Steve G. Vogel	Senior Vice President Of Finance, Chief Financial Officer, Chief Accounting Officer and Secretary (Principal Accounting Officer)	June 13, 2001

/s/ Stephen Kelly*	President, Chief Operating Officer and Director	June 13, 2001
Stephen Kelly
/s/ Joseph F. Tumminaro*	Chief Strategy Officer and Director	June 13, 2001
Joseph F. Tumminaro
/s/ Kathryn C. Gould*	Director	June 13, 2001
Kathryn C. Gould
/s/ William E. Ford* William E. Ford	Director	June 13, 2001

/s/ Robert S. McKinney* Robert S. McKinney	Director	June 13, 2001

/s/ David R. Springett* David R. Springett	Director	June 13, 2001
By: * /s/ Samuel T. Spadafora Samuel T. Spadafora Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.            Description of Document

4.11                        Registration Rights Agreement, dated May 17 2001, by and between Chordiant Software, Inc. and ActionPoint, Inc.

5.1                          Opinion of Cooley Godward LLP.

23.1                        Consent of PricewaterhouseCoopers LLP.

23.2                        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.11                      Power of Attorney. See signature page.

 _____________________

1 Previously filed.

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